
                               EXHIBIT 11

                          IONICS, INCORPORATED

                    COMPUTATION OF EARNINGS PER SHARE

              (Amounts in thousands except per share data)


                                                 Three Months Ended
                                                      March 31,
                                                  1994        1993
Net income                                       $3,397      $3,364

Earnings per common and common
  equivalent share:

  Weighted average number of shares
    outstanding                                   6,947       6,918

  Incremental shares for stock options
    under treasury stock method                     123         149

  Weighted average number of common and
    common equivalent shares outstanding          7,070       7,067

  Earnings per common and common
    equivalent share                             $  .48      $  .48




Earnings per common and common equivalent share - assuming full dilution:

  Weighted average number of shares
    outstanding                                   6,947       6,918

  Incremental shares for stock options
    under treasury stock method                     131         149

  Weighted average number of common and
    common equivalent shares outstanding -
      assuming full dilution                      7,078       7,067

  Earnings per common and common
    equivalent share - assuming
      full dilution                              $  .48      $  .48


                                   -11-